UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 3, 2014

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-16095 (Commission File Number)	23-2229683 (I.R.S. Employer Identification No.)

151 Farmington Avenue, Hartford, CT (Address of principal executive offices)	06156 (Zip Code)

Registrant’s telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01 Other Events.

On November 3, 2014, Aetna Inc. (the “Company”) announced that it will redeem for cash the entire $495.6 million aggregate principal amount outstanding of its 6.50% Senior Notes due September 15, 2018 (the “2018 Notes”). The redemption will occur on or about December 3, 2014. The 2018 Notes will be redeemed at a redemption price that includes a make-whole premium, plus any interest accrued and unpaid to the redemption date. The Company expects to finance the redemption with additional indebtedness.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION – Certain information in this Current Report on Form 8-K is forward-looking, including our expectations as to the financing of the redemption. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to, changes in our future cash requirements, capital requirements, results of operations, financial condition and/or cash flows and our ability to raise funds through additional indebtedness, which may be impacted by, among other things, adverse and less predictable economic conditions in the U.S. and abroad or a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2013 Annual Report on Form 10-K (“Aetna's 2013 Annual Report”), on file with the Securities and Exchange Commission (the “SEC”). You also should read Aetna's 2013 Annual Report and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, on file with the SEC, for a discussion of Aetna's historical results of operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETNA INC.
Date: November 3, 2014	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer